Exhibit 10.93(a)


                                October 17, 2002


Robert Farias
3436 Verdugo Road, Suite 250
Glendale, CA 91208


         Re: CANCELLATION OF PRIOR LOAN/REVISED LOAN/ PUT AND CALL AGREEMENT

Dear Robert,

     This letter agreement (the "Agreement") is intended to cancel several transactions between you, Robert Farias ("Farias"), and Vertical Computer Systems, Inc. ("Vertical") that took place in October and November of 2001 and substitute revised agreements. The parties acknowledge and agree that Paradigm Sales, Inc. ("Paradigm") acquired from Silicon Valley Bank (the "Bank"), through foreclosure sale, certain assets of Adhesive Software (the "Assets") and Farias loaned $200,000 to Vertical, in connection with two written Promissory Notes issued by Vertical to Farias' favor, dated October 31, 2001 and November 7, 2001, respectively (the "Farias Notes"). Of those sums loaned by Farias to Vertical, $100,000 was paid by Farias directly to Paradigm as the cash portion of the purchase price of the Assets on Vertical's behalf.

The parties therefore agree as follows:

1.   The "Prior Loan Documents" shall mean to include the following: (a) the two
(2) Farias Notes for $100,000 each issued by Vertical Computer Systems to Robert Farias dated, October 31, 2001 and November 7, 2001, respectively, (b) the term sheet, dated October 31, 2001, (c) the Stock Pledge Agreement, dated October 31, 2001, (d) the Wade Pledge Agreement, dated October 31, 2001, and any amendments to any of the foregoing agreements.

2. The "Revised Loan Documents" shall mean to include:(a) a $181,583.70 promissory note issued by Vertical Computer Systems to Robert Farias of even date herewith, (b) this Agreement, and (c) the Stock Pledge Agreement, dated October 17, 2002.

Robert Farias
December 20, 2001
Page 2


3. Farias shall cancel the Farias Notes and the Prior Loan Documents and Vertical shall execute the Revised Loan Documents, which shall include:

     (a) a $181,583.70 promissory note (the "Note") issue to Farias, bearing 12% interest, payable as follows: (i) an initial installment of $10,000 payable upon execution of the letter agreement of even date herewith (ii) six (6) monthly payments of $5,000 per month beginning November 5, 2002 and (iii) $10,000 payments per month beginning May 15, 2003 until the principal, and all interest, fees, charges, and other amounts owing hereunder have been paid in full.

     (b) a Stock Pledge Agreement, of even date herewith between Mountain Reservoir Corporation ("MRC") and Farias, whereby MRC will pledge 10,450,000 shares of Vertical common stock (the "Stock") held by MRC to Farias in the event of default.

Both parties agree that the cancellation of the Prior Loan Documents (and any underlying documents including amendments) shall not be effective until Vertical has executed the Revised Documents.

4. (a) Vertical and Paradigm will execute a Put and Call Agreement with respect to shares of Vertical's Class C Preferred Stock that are converted into shares of Vertical Common Stock. The parties acknowledge that each share of Class C Preferred Stock may be converted into 400 shares of Vertical Common stock. Paradigm shall have the right to sell to Vertical and Vertical agrees to redeem the common stock represented by the 12,500 shares of Vertical's Class C Preferred Stock, held by Paradigm, pursuant to that certain Asset Purchase
Agreement, dated November 14, 2001 by and between Vertical and Paradigm ("Paradigm's Preferred Stock"), at a price of $0.04 per share ("Put"). Such Put shall be exercisable, upon ten (10) days prior written notice delivered personally to Vertical, on March 17, 2003, Vertical shall have the option of paying the put price within ten (10) business days or issuing an additional 2500 shares of its Class C Preferred Stock, which shall have the same conversion rights.

     (b) Vertical shall have the option of redeeming, at anytime prior to March 17, 2003, Paradigm's holdings of Vertical Common Stock represented by the
Vertical Preferred Stock at a price of $0.06 per share ("Call"). Paradigm expressly acknowledges that its rights as set forth in subparagraph (a) are expressly conditioned upon this subparagraph (b).

5.   In addition, by executing this Agreement, the parties expressly acknowledge
(a) Farias loaned Vertical $200,000, (b) Farias paid and Paradigm actually received from Vertical $100,000 and (c) Vertical delivered to Paradigm 50,000 shares of Vertical's Series "C" 4% Cumulative Preferred Stock. Each party further agrees to execute any documents the other party may reasonably required to assure its continued protection and rights.

Robert Farias
December 20, 2001
Page 3


This agreement will be governed by California and subject to the jurisdiction and venue of the state and federal courts of Los Angeles, California.


                                            Yours truly,


                                            VERTICAL COMPUTER SYSTEMS, INC.


                                            By:
                                                --------------------------------
                                                Richard Wade, President


                                                Mountain Reservoir Corp.



                                            By:
                                                --------------------------------
                                                Frank Mento, President

ACCEPTED AND AGREED:



BY:
     ------------------------------------
     Robert Farias, an individual

Dated:
      ----------------



BY:
     ------------------------------------
     Robert Farias, on behalf of Paradigm

Dated:
      ----------------

                                     - 3 -